Exhibit 99.1

FG Merger II Corp. Announces the Separate Trading of its Common Stock and Rights Commencing February 11, 2025

NEVADA, February 6, 2025 -- FG Merger II Corp. (NASDAQ: FGMC) (the “Company”) announced today that, commencing February 11, 2025, holders of the units sold in the Company’s initial public offering completed on January 30, 2025 may elect to separately trade the shares of common stock (the “Common Stock”) of the Company and the rights included in such units on The Nasdaq Global Market (“Nasdaq”).

The Common Stock and rights that are separated will trade on Nasdaq under the symbols “FGMC” and “FGMCR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “FGMCU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Common Stock and rights.

The units were initially offered by the Company in an underwritten offering. ThinkEquity LLC acted as sole book-running manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FG Merger II Corp.

FG Merger II Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Merger II Corp. will not limit its search for a target company to any particular business segment, FG Merger II Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation of the units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Hassan R. Baqar
Chief Financial Officer
FG Merger II Corp.
(847) 791-6817
info@fgmerger.com